Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2007 (October 3, 2007 as to the effects of the Dequest sale, adoption of a new accounting pronouncement and change in measurement of segment profit and loss as described in Note 23), relating to the consolidated financial statements and financial statement schedule of Solutia Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Solutia Inc.’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, substantial doubt about Solutia Inc.’s ability to continue as a going concern and changes in accounting principles) appearing in the Current Report on Form 8-K/A of Solutia Inc. filed on October 4, 2007, and our report dated March 1, 2007, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in Solutia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
St. Louis, Missouri
October 25, 2007